EXHIBIT 10.10

MARATHON OIL CORPORATION

POLICY FOR

REPAYMENT OF ANNUAL CASH BONUS AMOUNTS

This Policy for Repayment of Annual Cash Bonus Amounts of Marathon Oil Corporation, a Delaware corporation, or the “Corporation” shall apply to Annual Cash Bonus Amounts paid to Executive Officers of the Corporation for years beginning after 2009.

1. Purpose

The purpose of this Policy is to provide the Corporation with the right to request and receive reimbursement of Annual Cash Bonus payments under the circumstances set forth in this Policy.

2. Definitions

As used in this Policy, the following terms shall have the meanings herein specified:

2.1 Annual Cash Bonus—shall mean each cash bonus amount paid to an Executive Officer based upon corporate, organizational or individual performance.

2.2 Board of Directors—shall mean the Board of Directors of the Corporation.

2.3 Change in Control—shall have the same meaning as given to such term in the Executive Change in Control Plan.

2.4 Committee—shall mean the Compensation Committee of the Board of Directors.

2.5 Corporation—shall mean Marathon Oil Corporation, a Delaware corporation. The term “Corporation” shall, subject to Section 3.4, include any successor to Marathon Oil Corporation, or a corporation succeeding to the all or substantially all of the business of Marathon Oil Corporation, by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

2.6 Executive Change in Control Plan—shall mean the Marathon Oil Corporation Executive Change in Control Severance Benefits Plan, as amended from time to time.

2.7 Executive Officer—shall mean each individual who is an “executive officer” of the Corporation for purposes of the Securities Exchange Act of 1934, as amended, for the year for which the payment Annual Cash Bonus payment is earned.

2.8 Forfeiture Amount—shall have the meaning specified in Section 3.1 of this Policy.

2.9 Policy—means this Policy for Repayment of Annual Cash Bonus Amounts.

2.10 Qualified Termination—shall have the meaning given such term in the Executive Change in Control Plan.

3. Forfeiture

3.1 Forfeiture. Subject to Section 3.3, if (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board of Directors, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) an Executive Officer knowingly engaged in the misconduct, (2) an Executive Officer was grossly negligent with respect to such misconduct or (3) an Executive Officer knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that an Executive Officer engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation, the Corporation may require such Executive Officer to pay to the Corporation an amount (the “Forfeiture Amount” ) up to (i) in the case of a forfeiture pursuant to clause (a) of this Section 3.1, the sum of all Annual Cash Bonus amounts paid to the Executive Officer for performance during each year covered by the financial restatement or (ii) in the case of a forfeiture pursuant to clause (b) of this Section 3.1, all Annual Cash Bonus amounts paid to Executive for performance during each year during which such misconduct occurred. In each case, any Forfeiture Amount shall be paid by the Executive Officer within sixty (60) days of receipt from the Corporation of written notice requiring payment of such Forfeiture Amount.

3.2 Determination Binding. Except when otherwise specified in this Policy, the Committee shall make all determinations required under Section 3.1 of this Policy in its sole and absolute discretion, and such determinations shall be conclusive and binding on all persons, including each Executive Officer and the Corporation. No determination by the Committee with respect to any Executive Officer shall in any way reduce or eliminate the Committee’s authority to apply this Policy to any other Executive Officer.

3.3 Committee Discretion Not to Require Payment or Maximum Payment. Notwithstanding the foregoing provisions, the Committee has sole and absolute discretion not to require payment of a Forfeiture Amount or to require payment of an amount that is less than the maximum Forfeiture Amount described in Section 3.1.

3.4 Effect of Change in Control. Notwithstanding the foregoing, this Policy shall not be applicable following a Change in Control, nor shall this Policy be applicable to an Executive Officer after the date on which such Executive Officer experiences a Qualified Termination.

3.5 Effective Time. The provisions set forth in this Policy shall apply [only] to Annual Cash Bonus payments earned for years beginning after 2009.

3.6 Non-Exclusive Remedy. This Policy shall be a non-exclusive remedy and nothing contained in this Policy shall preclude the Corporation from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Policy.

4. Miscellaneous

4.1. Notice. For the purpose of this Policy, notices and all other communications provided for in this Policy shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Corporation at the address shown on its most recent Annual Report filed on Form 10-K or Quarterly Report filed on Form 10-Q with the Securities Exchange Commission and to an Executive Officer at the most recent address which the Corporation has on file for such Executive Officer.

4.2. Miscellaneous. No provision of this Policy may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is approved by the Committee pursuant to a written resolution. In addition, any amendment or modification (a) that will be effective retroactively and (b) that will, or may, have a detrimental effect on an Executive Officer, must be agreed to in writing by such Executive Officer. The validity, interpretation, construction and performance of this Policy shall be governed by the laws of the State of Texas.

4.3. Validity. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which shall remain in full force and effect.

4.4. Claims and Arbitration. Any dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Any such arbitration shall be held in Houston, Texas.

4.5 Long Term Incentive Awards. A grant agreement evidencing the grant of a long-term incentive award to an Executive Officer shall, if the Committee so determines, contain repayment provisions similar to those contained in this Policy.